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                                                                   EXHIBIT 99.3


Patrick J. Neligan, Jr.
State Bar No. 14866000
Mark E. Andrews
State Bar No. 01253520
NELIGAN, ANDREWS & FOLEY, LLP
1700 Pacific Avenue, Suite 2600
Dallas, Texas 75201
Telephone: (214) 840-5300
Facsimile: (214) 840-5301

COUNSEL FOR DEBTORS

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                               )
                                     )
NATIONAL ENERGY GROUP, INC. and      )   CASE NO. 98-80258-HCA-11
BOOMER MARKETING CORPORATION,        )   (Jointly Administered)
                                     )
DEBTORS.                             )

                  ORDER CONFIRMING JOINT PLAN OF REORGANIZATION
             AND FIXING DEADLINES FOR FILING ADMINISTRATIVE CLAIMS,
                         FEE CLAIMS AND REJECTION CLAIMS

     This Court having held a hearing on the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for National Energy Group, Inc. and Boomer Marketing Corporation Proposed by Debtors and Official Unsecured Creditors' Committee dated May 12, 2000 ("Joint Plan") on July 7, 2000 at 9:30 a.m., and the Court, after hearing the arguments of counsel, receiving evidence, including the ballot summaries, reviewing the Joint Plan and the Debtors and Official Committee of Unsecured Creditors' Amended Joint Disclosure Statement Under
Section 1125 of the Bankruptcy Code Regarding Debtors' and Official Committee of Unsecured Creditors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, Dated


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May 12, 2000 and other pleadings and documents in the case, and after taking judicial notice of all other reports, transcripts, the Debtors' Amended Schedules and Statement of Affairs, pleadings and prior orders of this Court on file in these chapter 11 cases, makes the following findings of fact and conclusions of law:

     1. This matter is a core proceeding, over which this Court has jurisdiction pursuant to 28 U.S.C. Section 157(b) and 1334(a). Venue of these proceedings is proper under 28 U.S.C. Sections 1408 and 1409.

     2. All defined terms not otherwise defined in this Order shall have the definitions set out in the Joint Plan. A true and correct copy of the Joint Plan, Disclosure Statement, Ballots and Order Approving Disclosure Statement ("Solicitation Package") are attached as EXHIBIT "1".

     3. All persons entitled to notice of the Confirmation Hearing received adequate notice in a timely fashion in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the orders previously entered in the Chapter 11 Cases (the "Procedural Orders").

     4. The technical modifications announced by the Debtors at the Confirmation Hearing comply with Bankruptcy Code section 1127 (hereinafter "Technical Modifications") and all such modifications are incorporated by reference into the Joint Plan as EXHIBIT "2" to this Order.

     5. The Solicitation Package was sent on May 19, 2000 via first class mail by the Debtors to over 17,000 creditors and interest holders. In addition, approximately 10,000 parties-in-interest, including Working Interest Owners, Royalty Interest Owners and Joint Interest Partners, who were not owed money by either of the Debtors, according to the


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Debtors' business records and who also received notice of the bankruptcy proceedings and deadline for filing proofs of claim, but who elected to not file a proof of claim in either of the Debtors' cases, were sent notice of the Plan, the date and time of the Confirmation Hearing and a letter to such entity stating that although that entity had not filed a proof of claim, that such entity could obtain a copy of the Solicitation Package by either writing or calling Philip Devlin at (214) 692-9211. NEG's address was included in the notice. In addition, testimony from Philip Devlin, General Counsel of the Debtors, was clear that he began contacting major brokerage houses, including but not limited to, Cede & Co., ADP and Depository Trust, in April, 2000 to begin establishing the mechanisms to provide timely distribution of the Solicitation Packages to bondholders and shareholders. Mr. Devlin also sent multiple copies of the Solicitation Package to all parties (56 different parties) who called and requested copies of the Solicitation Package, including 24 different brokerage houses. Based on the testimony at the Confirmation Hearing, the Court finds that the solicitation of acceptances or rejections of the Joint Plan and the distribution and tabulation of ballots with respect thereto was conducted in good faith and in compliance with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, and all other applicable provisions of the Bankruptcy Code and other applicable laws, rules, and regulations.

     6. The Court also held a hearing, prior to the commencement of the Confirmation Hearing, on July 7, 2000 on the Motion To Change Vote filed by Glenn and Mary Southerland, who were entitled to vote in Class 6. Based on the evidence and argument of counsel and for cause shown, the Court entered an order approving the Motion to Change Vote thereby allowing Glenn and Mary Southerland to change their vote from rejection of


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the Joint Plan to an acceptance of the Joint Plan. Based on their Proof of
Claim, the Southerlands voted a $2 million claim. Likewise, as reflected in more detail herein, the Court allowed Krescent Energy Partners I, L.P. to withdraw its vote from Class 11A for cause shown. Withdrawal of its vote mooted the need for this Court to hear the Debtors' Motion To Disallow Ballot of Krescent Energy Partners I, L.P. pursuant to Bankruptcy Code section 1126(e).

     7. Various parties-in-interest filed four different objections to the Joint Plan. These objections were resolved as follows:

                               TAXING AUTHORITIES

     a. An objection was filed jointly by the Longview Independent School District, County of Harrison, Marshall Independent School District, Hallsville Independent School District, County of Leon ("Taxing Authorities"). The objection requested clarification of the Plan language to insure that ad valorem taxes for the year 2000 due to these Taxing Authorities were paid in the ordinary course of business. Based on representations of counsel to the Taxing Authorities in a letter to Debtors' counsel and the Withdrawal of Objection of Plan filed by Michael Reed, as counsel on behalf of the Taxing Authorities, this objection was resolved prior to the Confirmation Hearing.

                               STATE OF LOUISIANA

     b. The Louisiana Department of Revenue filed an objection and based on representations of counsel and a copy of a faxed letter presented to the Court at the Confirmation Hearing also requesting that it be allowed to withdraw its objection, the Court shall treat the objection of the Louisiana Department of Revenue as having been resolved.

                                 TORT CLAIMANTS

     c. Counsel for Glenn and Mary Southerland filed an objection. At the Confirmation Hearing, counsel for the Southerlands, Patrick Kelley, announced that pursuant to Debtors' agreement to include certain language reflected in the Technical Modifications, the objection was withdrawn.


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          Pursuant to a Motion to Change Vote filed by the Southerlands and for cause shown based on the record made by Mr. Kelley on behalf of his clients, the Court allowed the Southerlands to change their vote, in the amount previously voted, to an affirmative vote accepting the Joint Plan.

                                    KRESCENT

     d. Krescent Energy Partners, I L.P. ("Krescent") filed an objection. Pursuant to an announcement of a settlement between the Debtors and Krescent on the Debtors' Objection to the Request for Administrative Claim filed by Krescent on the record, Krescent withdrew its objection to the Joint Plan and withdrew its ballot for cause shown. Based on the statements in the record, the Court finds sufficient cause was shown to support Krescent's request to withdraw its ballot. The Court has approved the settlement between Krescent and the Debtors, the terms of which are set out in EXHIBIT "A" to the Technical Modifications and a true and correct copy of the Settlement Documents are attached as EXHIBIT "B" to the Technical Modifications and EXHIBIT "3", which is the transcript from the Confirmation Hearing reflecting the announcement of the terms of the settlement between NEG and Krescent of the objection filed. The Court retains all jurisdiction over any disputes arising over the implementation of the settlement between Krescent and NEG or the interpretation of the terms of the settlement announced on the record.

     8. As evidenced by the ballot summary which was admitted into evidence at the Confirmation Hearing and the announcements on the record, holders of at least two-thirds in amount and more than one-half in number of Claims in Classes 2, 3, 4, 5A, 5B, 6, 10, 11A, 11B and 14, who timely and properly submitted ballots, have accepted the Joint Plan. Each impaired class of Claims, therefore, has voted to accept the Joint Plan in accordance with sections 1124 and 1126 of the Bankruptcy Code.

     9. The Joint Plan complies with all the requirements of, and is otherwise consistent with, the provisions of sections 1122 and 1123 of the Bankruptcy Code.

     10. The Debtors and the Committee, as proponents of the Joint Plan, have complied with all applicable provisions of the Bankruptcy Code.


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     11. Confirmation of the Joint Plan is in the best interests of all creditors, interest holders and other parties-in-interest.

     12. The identity of any insider that will be employed or retained by Debtors after confirmation of the Joint Plan and the compensation for any such person has been fully disclosed as required pursuant to Bankruptcy Code section 1129(a).

     13. Counsel for the Unsecured Creditors' Committee announced on the record the appointment of Hugh M. Ray, Esq. as Interim Trustee for the Creditors' Trust. Mr. Ray's compensation will be calculated on an hourly basis at the rate previously set by this Court. Notwithstanding the foregoing, the Court will retain all jurisdiction to approve appointment of a permanent Trustee and the compensation of any such Trustee.

     14. The confirmation of the Joint Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor to the Debtors under the Joint Plan. Based on the testimony at the Confirmation Hearing, the Debtors have sufficient cash to pay all Allowed Claims pursuant to the terms of the Joint Plan.

     15. The Joint Plan complies with all of the requirements of section 1129(a) of the Bankruptcy Code. Because the Joint Plan has been accepted by each impaired class of Claims against and Equity Interests in the Debtors, the Joint Plan need not comply with any of the requirements of section 1129(b) of the Bankruptcy Code.

     16. Pursuant to section 10.1 of the Joint Plan, the Joint Plan constitutes and incorporates a motion by the Debtors to assume, as of the Effective Date, all prepetition executory contracts and unexpired leases to which the Debtors are a party, except for executory contracts or unexpired leases that (a) have been previously assumed or rejected pursuant to Final



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Order of the Bankruptcy Court, or (b) are listed on Exhibit "1" to the Joint
Plan which indicates that the Debtors has rejected such executory contract or unexpired lease. Based on the testimony and evidence addressed at the Confirmation Hearing (i) all contracts between EEX Corporation and NEG, including the Participation Agreement dated January 13, 1998, (ii) the Letter of Intent by and between Enserch Exploration, Inc. and NEG dated December 8, 1998,
(iii) the Settlement Agreement by and between Reliant Gas Transmission Company and NEG dated July 8, 1987, and (iv) the Agreement by and between Edge Petroleum Exploration Company and NEG dated August 10, 1998 are hereby rejected.

     NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

     A. The Joint Plan, a copy of which is included in EXHIBIT "1", as amended by the Technical Modifications in EXHIBIT "2", is hereby confirmed.

     B. The provisions of the Joint Plan, as amended by the Technical Modifications and this Order bind the Debtors, any and all parties or individuals holding a Claim against the Debtors, and any and all holders of a Common Equity Interest, Preferred Equity Interest and Other Equity Interest, whether or not the Claim or interest of such creditor or equity holder is impaired under the Joint Plan and regardless of whether the holder of any Claim, Common Equity Interest, Preferred Equity Interest and Other Equity Interest accepted or rejected the Joint Plan or regardless of whether the holder of a Claim, Common Equity Interest, Preferred Interest or Other Equity Interest holds an allowed Claim or Interest or filed such Claim or Interest with the Court on a timely basis.

     C. Except as otherwise provided in the Joint Plan or the specific provisions of this Order, the entry of this Order shall operate as an injunction to all Creditors and Investors against


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the commencement or continuation of any action, the employment of process, or any other act to collect, recover or offset any such debt, or obligation or claim against the Debtors, the Trusts or the Distributable Assets, except pursuant to further orders of this Court.

     D. In connection with implementation of the Plan, the Creditors' Committee announced that Hugh M. Ray, Esq. would serve as Interim Trustee for the Creditors' Trust. Mr. Ray's compensation as Interim Trustee will be based on a lodestar analysis (number of hours multiplied by the hourly rate previously set by this Court). Any payment to either (i) the Interim Trustee, (ii) any professionals employed by either the Interim Trustee, permanent Trustee or any successor Trustee must be approved by this Court on an ongoing basis. All professionals of the Creditors' Trust may file an application for payment together with time records on a monthly basis and shall provide notice of the filing to the top ten (10) largest Non-Arnos Bondholders in Class 10, the top five (5) trade creditors, and George McElreath, United States Trustee. Such parties shall receive notice and an opportunity to object of not less than fifteen (15) days. Any objection must be in writing, filed with the Court and served on the professional filing the application for payment and the current Trustee of the Creditors' Trust. In the event no objection is filed, the professional shall be entitled to submit a Court order approving such fees and be paid for all fees and expenses for that month unless the Court sets a hearing for approval of the fees and expenses. In the event an objection is filed, the professional shall seek a hearing and provide notice to the objecting party of such hearing. The professional seeking any such hearing, subject to availability in the Court's calendar, may set the hearing for approval of fees and expenses on an expedited basis. Any professional filing a fee application may seek Court approval to seal


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such application pursuant to Bankruptcy Code section 107, provided that any party-in-interest may review any such pleading upon a showing of cause by this Court

     E. Administration of the Creditors' Trust shall be governed pursuant to the Creditors' Trust Agreement provided that in the event of a conflict between this Order and the Creditors' Trust Agreement, the Order shall control and further provided that in the event of a conflict between the Joint Plan and the Creditors' Trust Agreement, the Joint Plan shall control. A form of the Creditors' Trust Agreement is attached as EXHIBIT "4".

     F. Wells Fargo Bank Minnesota, National Association ("Wells Fargo") has been designated as the Exchange Agent pursuant to the Joint Plan provided that in the event of a conflict between this Order and the Creditors' Trust Agreement, the Order shall control and further provided that in the event of a conflict between the Joint Plan and the Creditors' Trust Agreement, the Joint Plan shall control. A true and correct copy of the Exchange Agreement is attached as EXHIBIT "5" and incorporated as an exhibit to the Joint Plan and this Order.

     G. Confirmation of the Joint Plan shall be deemed to be an injunction against any and all parties-in-interest asserting claims against property of the above Debtors, except as otherwise provided in the Joint Plan and this Order.

     H. The holder of any Administrative Expense other than (i) a Fee Claim,
(ii) a liability incurred and paid in the ordinary course of business by the Debtors, or (iii) an Allowed Administrative Expense, must file with the Bankruptcy Court and serve on the Debtors and its Counsel, the Creditors' Committee and its counsel and the U.S. Trustee notice of such Administrative Expense within thirty (30) days after the Confirmation Date. At a minimum, such notice must identify (i) the Debtor that is liable for such Claim, (ii) the name of the holder


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of such Claim, (iii) the amount of such Claim, and (iv) the basis of such Claim.
Failure to file this notice timely and properly shall result in the Administrative Expense being forever barred and discharged.

     I. The Clerk of the Court is directed to transfer no later than the Effective Date $56,811,315.00 (which equals 56 1/2% of the Non-Arnos Bonds) plus any actual interest which accrued on $56,811,315.00 from April 20, 2000 through the Effective Date ("Total Non-Arnos Bond Payment") to Wells Fargo in its capacity as Exchange Agent under the Joint Plan. To the extent necessary, the Debtors and the Committee's counsel shall take all necessary actions to cause the transfer of the Total Non-Arnos Bond Payment. Wells Fargo is directed to wire transfer $1.0 million from the Total Non-Arnos Bond Payment into an account at a federally insured bank in the Northern District of Texas approved for Debtor-in-possession accounts by the United States Trustee's office for the Northern District of Texas upon receipt by Wells Fargo of (i) an IRS form W-9 provided by the Creditors' Trust and (ii) designation of an account for receipt of $1 million in writing by Hugh M. Ray, Interim Trustee, within 20 days from entry of this Order. All expenses of the Creditors' Trust shall be paid by the Creditors' Trust from the $1.0 million deducted from the Total Non-Arnos Bond Payment. Neither (i) the Debtors, (ii) the Reorganized Debtors or (iii) Arnos are responsible for any fees or costs associated with the administration of the Creditors' Trust. The Debtors and the Committee's Counsel are directed to take all actions necessary to return all remaining funds previously escrowed pursuant to the Arnos Sale in the Court's registry and with Bank One Texas, N.A. to Arnos Corporation not later than two (2) business days after the Effective Date.


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     J. Each Person asserting a Fee Claim for services rendered or expenses incurred before the Effective Date shall file with the Bankruptcy Court, and serve on the U. S. Trustee, Debtors' counsel and the Committee's counsel, a Fee Application within forty-five (45) days after the Effective Date. Failure to file a Fee Application timely shall result in the Fee Claim being forever barred and discharged.

     K. Any Claim or portion thereof arising under section 506(b) of the Bankruptcy Code shall be disallowed unless the holder of such Claim files an application therefor within forty-five (45) days after the Confirmation Date. Upon the filing of such an application, the Bankruptcy Court may allow such Claim or portion thereof upon such terms as the Bankruptcy Court finds appropriate, which terms shall in any event include turnover or setoff of Assets held by the holder of such Claim.

     L. The Debtors and each of their officers and directors hereby are authorized to take all actions necessary or appropriate to implement the Joint Plan and the transactions contemplated thereby in accordance with the terms of the Joint Plan. Each of the officers of the Debtors is authorized to execute, deliver, file or record such documents and take such other actions as such officer may determine is necessary or appropriate to effectuate the Joint Plan, this Order, and the transactions contemplated thereby, all without further application to or order of this Court, and irrespective of whether such documents or actions are specifically referred to in the Joint Plan, the Joint Plan Documents, the Disclosure Statement, this Order, or any exhibit, schedule, or annex to any of the foregoing. To the extent that, under applicable nonbankruptcy law, any of the foregoing actions would otherwise require the consent or approval of either the directors or shareholders of the Debtors, this Order shall constitute such consent or approval. All


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actions contemplated under the Joint Plan are approved by this Order without further shareholder approval or approval by the Debtors' Board of Directors being required.

     M. This Court shall retain jurisdiction to the extent provided in section
12.1 of the Joint Plan.

     N. Notice of the entry of this Order shall be mailed by the Debtors to each holder of a Claim or Equity Interest and to such other parties as are entitled to notice thereof.

     O. To the extent of any direct conflict between the terms of the Joint Plan and the terms of this Order, the terms of this Order shall control.

     P. Pursuant to Bankruptcy Code section 1146(c) and as contemplated under
Article 13.9 of the Joint Plan, the issuance, transfer or exchange of notes or equity securities as contemplated under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamps, real estate transfer, mortgage recording or other similar tax.

     Q. Any and all transactions or actions contemplated under the Joint Plan by the Debtors and/or by the Reorganized Debtors, including but not limited to the issuance of new stock and the reverse stock split, shall be entitled to all protections and exemptions provided pursuant to Bankruptcy Code section 1145.


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     R. The Debtors shall apply for entry of a Final Decree in this case on or before the expiration of nine (9) months from the date of entry of this Order, unless the entry of a Final Decree would be inappropriate, in which case the Debtors shall file a Report of Status of Consummation of Confirmation on or before such date, detailing why entry of a Final Decree should not be entered.

     S. As of the Confirmation Date, the Debtors shall be relieved of any further obligation to file monthly operating reports with the Bankruptcy Court and shall file the quarterly post-confirmation reports provided by the U.S. Trustee's Office. The Debtors shall make all payments required under 28
U.S.C. Section 1930.

     T. All Transferred Causes of Action, as that term is defined in the Plan, are transferred, conveyed, and assigned by the Debtors as of the Effective Date to the Creditors Trust. Such Transferred Causes of Action shall be preserved, owned, and enforced exclusively by the Creditors' Trust thereafter, just as if the Creditors' Trust were the Debtors.

     U. Except for St. Martin's Parish, Louisiana and any other Taxing Authorities for governmental units affiliated with St. Martin's Parish, Louisiana, in which Parish certain oil leases and other property interests of NEG located within the Lake Mongoulois Unit Area are being transferred to Krescent pursuant to the settlement announced on the record at the Confirmation Hearing, all other Taxing Authorities with claims for ad valorem taxes for the year 2000 shall retain their statutory tax liens until the payment of all taxes and any penalty and interest which may ultimately accrue in connection with those taxes. The ad valorem taxes due for the year 2000 are hereby designated a post-confirmation debt, to be timely paid when otherwise due, or be subject to state court collection without further recourse to the Bankruptcy


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Court. It shall not be necessary for any ad valorem tax jurisdiction to file claims for the year 2000 taxes. Pursuant to the settlement between Krescent and the Debtors, the Debtors transferred all interest and personal property located within the Lake Mongoulois Unit Area to Krescent and accordingly, Krescent shall be responsible for all taxes accruing in the year 2000 and arising in connection with the Lake Mongoulois Unit Area or the transfer of NEG's interest in the Lake Mongoulois Unit Area.

DATED:
      --------------------------------

                                          -------------------------------------
                                          HAROLD C. ABRAMSON,
                                          UNITED STATES BANKRUPTCY JUDGE


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